PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 46 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated March 10, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2001
                             -----------------------


     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2001) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:             JPY 20,500,000,000

Maturity Date:                March 9, 2001; provided that if such date is not a
                              business day, we will pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date

Settlement Date
  (Original Issue Date):      March 15, 2000

Interest Accrual Date:        March 15, 2000

Issue Price:                  100.00%

Specified Currency:           Japanese yen ("JPY")

Redemption Percentage
   at Maturity:               100%

Initial Redemption
   Percentage:                N/A

Annual Redemption
   Percentage Reduction:      N/A

Optional Repayment
   Date(s):                   N/A

Interest Rate:                0.26% per annum, payable at maturity (JPY 255,666
                              per note)

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Interest Payment Date:        Maturity Date

Interest Payment
    Period:                   N/A


Denominations:                JPY 100,000,000

Business Day:                 Tokyo, New York and London

Common Code:                  10926475

ISIN:                         XS0109264753

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER